UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 24, 2010

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including  Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

                On February 24, 2010, the Registrant and its phosphate supplier OCP, S.A. issued a joint press release filed as Exhibit 99.1 to this Current Report on Form 8-K announcing the settlement of the arbitration between the Registrant’s Mexican subsidiaries and OCP pending since December 2008 before an arbitral panel under auspices of the International Chamber of Commerce in Paris, France. The full text of the press release is incorporated herein by reference in response to this Item 8.01.

The settlement includes an agreed phosphate rock price and volume for 2010 that will result in the return of the Innophos’ Mexican business to a phosphate rock cost base broadly in line with current market conditions. The parties also agreed that the initial shipments of 2010 will carry a higher price, with a cost to Innophos of this initial premium (plus certain other minor expenses) of $7.1 million in total. Innophos has recorded this expense in fourth quarter 2009 operating income for the Mexican reporting segment.

As a consequence of the settlement, the Registrant has revised its previously announced 2009 consolidated operating income to $126.9 million (previously announced as $134.0 million) and revised its 2009 consolidated net income to $63.1 million, or $2.87 per diluted share (previously announced as $68.1 million or $3.10 per diluted share).

Management now expects first quarter 2010 operating income for the Mexican subsidiaries to be in the mid single digit millions and for the subsequent quarters of 2010, is targeting significant progress in restoring pre 2008 levels of profitability.

   Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed with this report:

(d) Exhibit No.	Description

99.1	Press Release dated February 24, 2010

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ William Farran
Name: William Farran Title: Vice President and General Counsel

Dated: February 25, 2010.